Exhibit 99.1
OpenText Completes Divestiture of Application Modernization and Connectivity (AMC) Business
to Rocket Software for $2.275B
OpenText to Reduce Debt by $2 Billion
Waterloo, ON, May 1, 2024 - Open Text Corporation (NASDAQ: OTEX), (TSX: OTEX), today announced that it has successfully completed the divestiture of its AMC/Mainframe business to Rocket Software, Inc., a Bain Capital portfolio company (“Rocket Software”), for $2.275 billion in cash before taxes, fees and other adjustments.
“We are pleased to complete the divestiture of our AMC/Mainframe business to Rocket Software,” said Mark J. Barrenechea, OpenText CEO & CTO. “We intend to use the net proceeds from the divestiture to reduce our debt by $2 billion and lower our net leverage ratio to under 3x. Further, the divestiture allows the company to focus on the future of Information Management, which is innovation and growth in the Cloud, Security, and AI markets and the opportunity to expand our capital allocation program for shareholders.”
Additional details on the impact of the divestiture to the remainder of Fiscal 2024 will be outlined as part of the Company’s quarterly earnings results scheduled for May 2, 2024.
About OpenText
OpenText, The Information Company™, enables organizations to gain insight through market leading information management solutions, powered by OpenText Cloud Editions. For more information about OpenText (NASDAQ: OTEX, TSX: OTEX) visit opentext.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release may contain words considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText's current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which the company operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. OpenText's assumptions, although considered reasonable by the company at the date of this press release, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors which could occur, see OpenText's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC and other securities regulators. Readers are cautioned not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Further, readers should note that we may announce information using our website, press releases, securities law filings, public conference calls, webcasts and the social media channels identified on the Investors section of our website (https://investors.opentext.com). Such social media channels may include the Company's or our CEO's blog, X, formerly known as Twitter, account or LinkedIn account. The information posted through such channels may be material. Accordingly, readers should monitor such channels in addition to our other forms of communication.
Note: All dollar amounts in this press release are in U.S. dollars unless otherwise indicated.

For more information, please contact:
Harry E. Blount
Senior Vice President, Global Head of Investor Relations
Open Text Corporation
415-963-0825
investors@opentext.com

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